EXHIBIT 12

                 THE CIT GROUP HOLDINGS, INC. AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                                             Nine Months Ended
                                                                                September 30,           Years Ended December 31,
                                                                           ---------------------    --------------------------------
                                                                              1995        1994        1994        1993        1992
                                                                           ---------    --------    --------    --------    --------
                                                                                          Dollar Amounts in Thousands
      Net income.....................................................       $167,763    $151,593    $201,128    $182,308    $162,300
      Provision for income taxes.....................................        103,660      94,609     123,941     128,489     105,311
      Extraordinary item--loss on early extinguishment of debt,
         net of income tax benefit...................................            --          --          --          --        4,241
                                                                            --------    --------    --------    --------    --------
      Earnings before provision for income taxes and
        extraordinary item ..........................................        271,423     246,202     325,069     310,797     271,852
                                                                            --------    --------    --------    --------    --------
      Fixed Charges:
          Interest and debt expenses on indebtedness.................        618,202     437,444     613,957     508,006     552,017
          Interest factor--one third of rentals on real and personal
            properties...............................................          5,227       5,857       7,855       8,001       8,278
                                                                            --------    --------    --------    --------    --------
            Total fixed charges......................................        623,429     443,301     621,812     516,007     560,295
                                                                            --------    --------    --------    --------    --------
          Total earnings before provisions for income taxes,
            extraordinary item, and fixed charges....................       $894,852    $689,503    $946,881    $826,804    $832,147
                                                                            ========    ========    ========    ========    ========


      Ratios of Earnings to Fixed Charges............................           1.43        1.56        1.52        1.60        1.49

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